Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to (i) the registration statement on Form S-8 filed on May 24, 1990, Registration No. 33-35035, (ii) the registration statement on Form S-8 filed on June 1, 2000, Registration No. 333-38378, (iii) the registration statement on Form S-8 filed on April 25, 2001, Registration No. 333-59516, and (iv) the registration statement on Form S-8 filed on March 4, 2003, Registration No. 333-103573, each relating to the Adolph Coors Company 1990 Equity Incentive Plan, of our reports dated February 6, 2003 relating to the financial statements and financial statement schedule of Adolph Coors Company which appear in Adolph Coors Company's Annual Report on Form 10-K for the year ended December 29, 2002.

PricewaterhouseCoopers LLP

Denver, Colorado

October 7, 2003